   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1994

                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     HAWAII                                        99-0208097
          (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                              900 RICHARDS STREET
                             HONOLULU, HAWAII 96813
                                 (808) 543-5662

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT F. MOUGEOT
                              900 RICHARDS STREET
                             HONOLULU, HAWAII 96813
                                 (808) 543-7750

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                              DAVID J. REBER, ESQ.
                        GOODSILL ANDERSON QUINN & STIFEL
                                 P.O. BOX 3196
                             HONOLULU, HAWAII 96801
                            ------------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
                                               PROPOSED MAXIMUM  PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF                       OFFERING PRICE       AGGREGATE        AMOUNT OF
      SECURITIES TO BE         AMOUNT TO BE           PER            OFFERING       REGISTRATION
         REGISTERED             REGISTERED          UNIT(1)          PRICE(1)          FEE(1)
- --------------------------------------------------------------------------------------------------
Common Stock................     2,500,000
  (without par value)             Shares            $30 5/8         $76,562,500        $26,401
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) based upon the average of the high and low prices reported in the consolidated reporting system for the New York Stock Exchange for November 17, 1994.

     As permitted pursuant to Rule 429 under the Securities Act of 1933, the Prospectus covering the securities that are registered hereby is a combined prospectus which relates to the shares registered pursuant to this Registration Statement and pursuant to Registration Statement No. 33-52520.
                            ------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1994

PROSPECTUS

(LOGO)                HAWAIIAN ELECTRIC INDUSTRIES, INC.
                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                           ------------------------

                       3,047,501 SHARES OF COMMON STOCK
                             (WITHOUT PAR VALUE)

                            ------------------------

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Hawaiian Electric Industries, Inc. (the "Company") provides eligible participants with a simple and convenient method of purchasing additional shares of the Company's Common Stock, without par value ("Common Stock"), with cash dividends on shares of Common Stock, and on shares of Preferred Stock of any class or series ("Preferred Stock") of the Company's electric utility subsidiaries -- Hawaiian Electric Company, Inc. and its subsidiaries Maui Electric Company, Limited and Hawaii Electric Light Company, Inc. -- and with optional cash payments. Eligible participants include holders of record of shares of Common Stock or Preferred Stock. Residents of the State of Hawaii of legal age may also participate by making an initial purchase of Common Stock under the Plan.

     A participant may reinvest all or a portion of the dividends on such participant's shares of Common Stock and/or Preferred Stock. A participant may also elect not to reinvest any dividends on such participant's shares. Under any of the investment options, a participant may make optional cash payments of a minimum of $25 (or a minimum of $100 for the initial investment by a Hawaii resident of legal age) and a maximum of $100,000 per calendar year towards the purchase of additional shares of Common Stock. (See responses to Questions 18 and 19.)

     Shares of Common Stock may be purchased for the Plan directly from the Company or, at the direction of the Company's Board of Directors or its Chief Financial Officer, may be purchased in whole or in part on the open market. Shares of Common Stock purchased directly from the Company will generally be purchased at 100% of the average of the high and low sales prices for the Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase. Shares of Common Stock purchased on the open market will generally be purchased at the weighted average price of such shares during the applicable investment period. All brokerage fees and expenses of the Plan will be paid by the Company (except taxes, brokerage fees and service charges incurred upon disposition of shares held under the Plan).

     This Prospectus relates to 547,501 shares of the Company's authorized shares of Common Stock heretofore registered under the Plan and unissued as of November 15, 1994 and to an additional 2,500,000 shares of the Company's authorized and unissued shares of Common Stock to be sold under the Plan. This Prospectus describes the Plan as amended to date. Current participants will continue to participate in the Plan without further action, but participation in the Plan for all participants will be governed by the Plan as so amended. It is suggested that this Prospectus be retained for future reference.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
        HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
               OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1994.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") two Registration Statements on Form S-3 (herein, together with all amendments and exhibits, collectively referred to as the "Registration Statement") with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or parts of which may be obtained from the Commission upon payment of the prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which Exchanges the Company's Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-8503) under the Exchange Act are incorporated herein by reference: (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1993; (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (3) The Company's Current Reports on Form 8-K dated February 11, 1994, March 30, 1994, March 31, 1994 and April 6, 1994; (4) The description of the Common Stock of the Company contained in the Registration Statement for such Common Stock filed under Section 12 of the Exchange Act, and in past and future amendments thereto and in those portions of periodic reports filed under the Exchange Act for the purpose of updating such description, as such description was most recently updated in the Company's Current Report on Form 8-K dated March 30, 1994; and (5) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters all securities then remaining unsold.

     The documents incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Stock Transfer Division, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730, telephone:
(808) 532-5841.

                                  THE COMPANY

     Hawaiian Electric Industries, Inc. ("HEI" or the "Company") is a holding company with subsidiaries engaged in the electric utility, savings bank, freight transportation and real estate development businesses, in each case primarily or exclusively in the State of Hawaii. HEI was incorporated under the laws of the State of Hawaii in July 1981. Through a corporate reorganization effective on July 1, 1983, HEI became the parent of Hawaiian Electric Company, Inc. ("HECO"), which had been incorporated under the laws of the Kingdom of Hawaii in 1891, and the common stockholders of HECO became the stockholders of HEI. HEI's executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813, and its telephone number is (808) 543-5662.

     HECO and its subsidiaries, Maui Electric Company, Limited ("MECO") and Hawaii Electric Light Company, Inc. ("HELCO"), are regulated operating electric public utilities providing the only electric public utility service on the islands of Oahu, Maui, Hawaii, Lanai and Molokai, on which islands reside approximately 95 percent of the population of the State. The Company's other activities are carried out by its other direct and indirect subsidiaries. American Savings Bank, F.S.B. was acquired in 1988 and was the second-largest-savings bank in Hawaii in terms of total assets as of December 31, 1993. Hawaiian Tug & Barge Corp., acquired in 1986, provides interisland marine transportation services and owns Young Brothers, Limited, a regulated interisland cargo carrier. Malama Pacific Corp., formed in 1985, and its subsidiaries engage in real estate development activities either directly or through joint ventures. HEI Investment Corp. was formed in 1984 to make long-term, passive, financial investments and plans no new investments.

     HEI is a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, borrowings and sales of equity. The ability of certain of the Company's subsidiaries to pay dividends or make other distributions to the Company is subject to contractual and regulatory restrictions, including the provisions of an agreement with the Hawaii Public Utilities Commission and the capital distribution regulations of the Office of Thrift Supervision, as well as restrictions and limitations set forth in debt instruments, preferred stock resolutions and guarantees.

                            DESCRIPTION OF THE PLAN

     The following is a summary in question and answer form of the principal provisions of the Plan. This summary does not purport to be complete nor to modify the Plan, and is qualified in its entirety by reference to the provisions of the Plan. In case of any conflict, the provisions of the Plan will govern.

PURPOSE OF THE PLAN

     1. What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of record of Common Stock and/or Preferred Stock, and residents of the State of Hawaii who are of legal age, with a simple and convenient method of investing their cash dividends and/or optional cash payments in additional shares of Common Stock without payment of brokerage commissions or service charges other than charges incurred when shares held under the Plan are sold.

CERTAIN FEATURES OF THE PLAN

     2. What are some of the important features of the Plan?

  -- A participant may elect to have cash dividends on all or a portion of the participant's shares of Common Stock or Preferred Stock automatically reinvested. Cash dividends not reinvested will be paid to the participant. (See response to Question 9 below.)

  -- A participant may purchase Common Stock each month with optional cash payments of not less than $25 per payment and not more than an aggregate of $100,000 per calendar year. (See responses to Questions 18 and 19 below.)

  -- Hawaii residents of legal age may initiate participation in the Plan by making a minimum initial cash investment of $100 (maximum of $100,000). (See response to Question 7 below.)

  -- No brokerage commissions or service charges are paid by participants in connection with purchases under the Plan. (See response to Question 10 below.)

  -- A participant may have the Administrator sell all or any of the shares of Common Stock held in the participant's Plan account, subject to certain charges. (See responses to Questions 32-35 below.)

  -- Full investment of funds is possible under the Plan (subject to minimum and maximum purchase requirements) because both full and fractional shares will be credited to the participant's Plan account. (See response to Question 14 below.)

  -- A participant may deposit any or all the participant's shares of Common
     Stock with the Administrator for safekeeping and will receive credit to the participant's Plan account for such shares. (See response to Question 23 below.)

  -- No interest is paid on reinvested dividends or optional cash payments received by the Plan. (See response to Question 15 below.)

  -- Each participant will receive periodic statements of account. (See responses to Questions 20 and 21 below.)

ADMINISTRATION OF THE PLAN

     3. Who administers the Plan?

     The Stock Transfer Division of the Company (the "Administrator") serves as administrator of the Plan for participants, keeps records, sends periodic statements to participants and performs other duties relating to the Plan.

     4. Who should I contact with questions concerning the Plan and its administration?

     For all communications about the Plan, please contact:

                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
            ATTENTION: DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                  P.O. BOX 730
                            HONOLULU, HI 96808-0730
                           Telephone: (808) 532-5841
                           Facsimile: (808) 532-5868

     5. Who will hold the shares credited to participants' Plan accounts?

     Shares of Common Stock purchased under the Plan are registered in the name of an independent trustee (the "Trustee"). Hawaiian Trust Company, Limited currently serves as Trustee under the Plan.

PARTICIPATION IN THE PLAN

     6. Who is eligible to participate?

     All holders of record of Common Stock and/or Preferred Stock are eligible to participate in the Plan. A beneficial owner of Common Stock and/or Preferred Stock whose shares are registered in the name of another (e.g., a broker or bank nominee) must first either have the shares transferred into such beneficial owner's name or to the Trustee for safekeeping. Residents of legal age of the State of Hawaii are also eligible to participate in the Plan.

     7. How do eligible shareholders or residents participate?

     To participate in the Plan, a holder of record of Common Stock and/or Preferred Stock must complete and sign the Company-approved authorization form ("Shareholder Authorization Form") and return it to the Administrator. A Hawaii resident of legal age must complete and sign the Company-approved enrollment form ("Resident Enrollment Form") and return it to the Administrator, along with a check or money order made payable to HEI/DRIP for the participant's initial stock purchase of not less than $100 and not more than $100,000.

     8. Where may Shareholder Authorization Forms and Resident Enrollment Forms be obtained and how can a Form be changed after it has been executed?

     A Shareholder Authorization Form or Resident Enrollment Form may be obtained from the Administrator at the address or by calling the telephone number noted under Question 4 above. A participant may change any of the designations in a Shareholder Authorization or Resident Enrollment Form by signing a new Form and submitting it to the Administrator. A Shareholder Authorization or Resident Enrollment Form will become effective as soon as practicable after the Form is received, provided that any election to reinvest dividends or to change any option with respect to the reinvestment of dividends must be received by the record date of the dividend to be reinvested in order to result in the reinvestment of that dividend.

     9. What investment options are available to participants?

     Each participant must elect one of the following investment options:

     FULL DIVIDEND REINVESTMENT -- A participant may automatically reinvest cash dividends on all shares of Common Stock and Preferred Stock registered in the participant's name, and on all shares of Common Stock held under the Plan for the participant.

     PARTIAL DIVIDEND REINVESTMENT -- A participant may specify the number of shares of Common Stock and/or Preferred Stock (and the class and/or series in the case of Preferred Stock) registered in the participant's name and/or the number of shares of Common Stock held under the Plan for the participant as to which the participant wishes to receive cash dividends, and may automatically reinvest the remainder of the cash dividends on the Common Stock and/or Preferred Stock.

     OPTIONAL CASH INVESTMENTS ONLY/NO DIVIDEND REINVESTMENT -- A participant may receive cash dividends on all shares of Common Stock and Preferred Stock registered in the participant's name and on all shares of Common Stock held under the Plan for the participant.

     Under any of the investment options, a participant may make optional cash payments of a minimum of $25 (or a minimum of $100 for the initial investment by a Hawaii resident of legal age) and a maximum of $100,000 per calendar year towards the purchase of additional shares of Common Stock. (See responses to Question 18 and 19.)

FEES AND CHARGES

     10. Are there any fees or charges to a participant in connection with purchases or sales under the Plan?

     No brokerage fees or other charges are incurred by participants in purchasing Common Stock through the Plan. All costs of administration of the Plan are paid by the Company, including brokerage fees incurred if shares are purchased on the open market and charges of the Administrator and the Trustee.

     Participants who request the Administrator to sell their shares of Common Stock under the Plan and give them cash in lieu of certificates for Common Stock upon their termination of participation or withdrawal of shares from the Plan are charged brokerage commissions and applicable fees incurred in connection with any such sales and a handling fee of $10.00. (See response to Question 35 below).

PURCHASES UNDER THE PLAN

     11. What is the source of shares purchased under the Plan?

     The Plan's requirements for shares of Common Stock will be satisfied through purchases from the Company of authorized but unissued shares, through open market purchases of shares or through a combination of both methods, as determined at the direction of the Board of Directors or the Chief Financial Officer of the Company, subject to the limitations and other provisions in the Plan. Generally, the Company will not change the method of acquiring shares of Common Stock to satisfy the Plan's requirements more than once in any twelve-month period. To date, all of the Plan's requirements for shares of Common Stock have been satisfied through purchases from the Company of authorized but unissued shares.

     12. How will purchases be made under the Plan?

     Authorized but unissued shares of Common Stock will be purchased by the Plan directly from the Company. Any open market purchases of Common Stock by the Plan will be made through a brokerage firm or other independent agent selected by the Company (the "Broker"). The Company will exercise no direct or indirect control over the prices or timing of open market purchases made by the brokerage firm or agent or the markets on which such purchases will be made. If the Plan's requirements for Common Stock are satisfied in whole or in part through open market purchases, the Broker must effect such purchases during each applicable Investment Period, which expires not more than thirty (30) days after the applicable Investment Date. (See response to Question 15 below).

     13. What will be the price of shares of Common Stock purchased under the Plan?

     The purchase price of newly-issued shares of Common Stock acquired by the Plan directly from the Company will be the average of the high and low sales prices of the Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the Investment Date (as defined under Question 15 below) or such later date as such stock is purchased (or the next preceding day on which the Company's Common Stock is traded if there is no trade reported on that business day). The purchase price of Common Stock acquired for the Plan on the open market will be the weighted average price of all shares acquired on the open market by the Broker during the applicable Investment Period (as defined under Question 15 below).

     If shares are purchased both on the open market and directly from the Company during any Investment Period, then the price per share for such shares will be the weighted average price per share of all such shares. Amounts to be invested in any Investment Period will either be invested during such Investment Period or returned to participants as described under Question 15 below.

     14. How many shares of Common Stock will be purchased by the Plan for each participant?

     The number of shares to be purchased by the Plan for each participant will equal the amount of the participant's reinvested dividends and optional cash payments divided by the purchase price of the shares. Both whole shares and fractional shares (computed to four decimal places) will be credited by the Plan to the accounts of its participants.

     15. When will purchases be made under the Plan?

     Purchases of Common Stock from the Company will be made on or after the applicable Investment Date. The Investment Date for optional cash payments received on or before the 5th day of the month will be the 10th day of the month or, if Common Stock dividends are paid that month, the dividend payment date for such dividends. (Thus, the Investment Date for optional cash payments received after the 5th day of the month will fall within the following month.) The Investment Date for dividends on Common Stock or Preferred Stock will be the dividend payment date for such dividends. The dividend payment date for Common Stock dividends is normally the 10th day of March, June, September and December each year, and for Preferred Stock dividends is normally the 15th day of January, April, July and October each year. If the Investment Date under the foregoing rules is not a business day, then the Investment Date will be the next succeeding business day.

     To the extent shares of Common Stock are purchased directly from the Company, such purchases shall occur and be credited to participants' accounts as of the applicable Investment Date or as promptly thereafter as the Administrator in its sole discretion determines practicable. To the extent shares of Common Stock are purchased in the open market, such shares shall be purchased through the Broker during the period commencing on each applicable Investment Date and ending on the earlier to occur of the thirtieth (30th) day thereafter or the date by which all such shares have been purchased (each an "Investment Period"). Shares of Common Stock purchased on the open market will be credited to participants' accounts as of the end of the applicable Investment Period.

     If the Broker is unable to invest all cash dividends and/or optional payments in shares of Common Stock purchased on the open market during any Investment Period, and the Company does not issue shares to fulfill all such purchase requirements, the Common Stock that is purchased from the Company and on the open market will be allocated among participants' accounts (on a pro rata basis if necessary) according to the total amount each participant had contributed in cash dividends and, if there are any shares remaining, on a pro rata basis according to the amount each participant had contributed in optional cash payments. Funds that are not so invested during the applicable Investment Period will be returned to the participants as soon as practicable without interest.

     PARTICIPANTS MAY NOT SELECT THE PRECISE TIME FOR PURCHASES AND A NUMBER OF DAYS MAY ELAPSE BEFORE DIVIDENDS AND OPTIONAL CASH PAYMENTS ARE INVESTED IN SHARES OF COMMON STOCK. INTEREST WILL NOT BE PAID ON OPTIONAL CASH PAYMENTS OR ON CASH DIVIDENDS PRIOR TO OR AFTER THEIR INVESTMENT IN COMMON STOCK OR IF FOR ANY REASON SUCH PAYMENTS AND DIVIDENDS ARE NOT SO INVESTED.

DIVIDEND REINVESTMENT

     16. How does the dividend reinvestment feature of the Plan work?

     Cash dividends to be reinvested will be delivered to the Administrator or an account designated by the Administrator concurrently with payment of cash dividends to non-participating shareholders. Such dividends will be credited to each participant's account under the Plan and will be automatically reinvested to purchase additional Common Stock on behalf of the participants on or after the applicable Investment Date in the manner described under Question 15 above. The amount of any United States income tax withholding will be deducted from the amount of dividends on Common Stock and/or Preferred Stock to determine the amount of dividends to reinvest.

     17. Will participants be credited with dividends on fractional shares?

     Yes. Plan accounts will be credited with dividends on whole shares and fractional shares of Common Stock held in participants' accounts on the applicable record dates.

OPTIONAL CASH PAYMENTS

     18. How are optional cash payments made?

     The option to make cash payments to be used for purchases of additional Common Stock under the Plan is available to each participant at any time after joining the Plan. Optional cash payments by a participant cannot be less than $25 per payment nor more than a total of $100,000 per calendar year (including for purposes of this limitation the initial payment made by a Hawaii resident upon enrollment in the Plan). In the case of residents of the State of Hawaii, the initial cash investment with the Resident Enrollment Form must be at least $100 and may not be more than $100,000.

     Optional cash payments may be made by sending either a check or money order payable to HEI/DRIP, addressed to Hawaiian Electric Industries, Inc., Attn:
Dividend Reinvestment and Stock Purchase Plan, P.O. Box 730, Honolulu, HI 96808-0730. A cash payment form will accompany each periodic statement of a participant's account for use at the participant's discretion in making additional cash payments to the Plan. Optional cash payments must not be included in remittances for payment of utility service billings.

     If a participant wishes to make a cash payment of the same amount each month, the participant may use the Plan's automatic debit option, which allows a participant to make optional cash purchases of the same amount each month by automatic deduction of that amount from the participant's designated bank account. Employees of the Company and certain of its subsidiaries may also make cash payments through payroll deductions or by other means, subject to approval by the Treasurer of the Company or the Administrator. The forms necessary to authorize such automatic deduction of optional cash payments may be obtained from the Administrator at the address noted above under Question 4.

     19. When must optional cash payments be received?

     Optional cash payments must be received by the Company's Stock Transfer Division no later than the 5th day of the month in order to be invested on or after the subsequent Investment Date, which is typically the 10th day of the month. (See response to Question 15 above.) Payments received after that date will be invested in the following month.

ACCOUNT RECORDS AND REPORTS TO PARTICIPANTS

     20. What records are maintained of a participant's ownership of Common Stock under the Plan?

     The Administrator will maintain an individual account for each participant recording the participant's ownership interests in the Plan.

     21. What kind of reports will be sent to participants in the Plan?

     Each participant in the Plan will receive a quarterly statement of such participant's account, and a monthly statement of account will be sent to all participants who have made optional cash payments or have had other activity in the account since the last periodic statement. Each year, the statement reporting on dividends paid in December will also include all information pertaining to a participant's account for the year and should be retained for income tax purposes. In addition, each participant will receive copies of the same communications sent to other holders of Common Stock, including the Company's annual and quarterly reports to shareholders, notices of meetings of shareholders, proxy statements and information for income tax reporting purposes.

REGISTRATION OF SHARES

     22. Will certificates be issued to participants for shares of Common Stock purchased under the Plan?

     Unless requested by a participant in the manner described below under "Withdrawal of Shares from the Plan," or unless participation in the Plan is terminated by a participant in the manner described below under "Termination of Participation in the Plan," certificates for shares of Common Stock purchased under the Plan will not be issued to participants. Instead, shares of Common Stock purchased for participants in the Plan will be registered in the name of the Trustee as agent for participants in the Plan, and credit for shares purchased will be shown on each participant's statement of account.

SAFEKEEPING OF SHARES

     23. Does the Plan offer a safekeeping service for shares?

     Yes. A holder of record of Common Stock who submits a Shareholder Authorization Form may elect to transfer such holder's shares without charge to the Trustee for credit to the holder's Plan account and for safekeeping under the Plan. The Trustee also holds for safekeeping the shares purchased through the Plan, except as described under Question 22 above. These safekeeping arrangements protect against loss, theft and destruction of stock certificates. Shares of Preferred Stock may not be transferred to the Trustee for safekeeping.

TERMINATION OF PARTICIPATION IN THE PLAN

     24. When and how may a participant terminate participation in the Plan?

     A participant may terminate participation in the Plan as to all (but not less than all) Common Stock and Preferred Stock participating in the Plan at any time by written notification to the Administrator. Any notice of termination received on or after a dividend record date will be processed as soon as practicable after the dividends have been paid and reinvested and the shares credited to the participant's account in accordance with the Plan.

     25. What occurs following receipt by the Administrator of a participant's written notice of termination of participation in the Plan?

     Within ten business days after the later to occur of (a) receipt of notice of termination and (b) reinvestment of dividends as to participants whose notice of termination is received on or after a dividend record date, certificates for whole shares of Common Stock credited to the participant's Plan account will be issued and a cash payment will be made for any fraction of a share; provided, however, that if a participant's account is credited with less than ten shares, the participant will receive cash in lieu of shares unless the Company otherwise elects. Cash payments for any fraction of a share or for less than ten shares will be based on a price per share which is the average of the high and low sales prices of the Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the last business day prior to the date of payment to the terminating participant (or the next preceding day on which the Common Stock is traded if there is no trade on that business day). In no case will certificates for fractional shares be issued. See the responses to Questions 33 and 35 below concerning the ability of a participant to receive cash in lieu of shares, and the charges involved, when withdrawing shares from the Plan or terminating participation in the Plan.

     26. Will a participant be allowed to re-enroll in the Plan after terminating participation?

     Termination of participation in the Plan will not preclude re-enrollment, except that the Company reserves the right to reject re-enrollment where in its sole discretion it deems there have been excessive terminations and re-enrollments.

WITHDRAWAL OF SHARES FROM THE PLAN

     27. How does a participant withdraw shares from the Plan?

     To withdraw shares of Common Stock from the Plan, a participant must notify the Administrator in writing that the participant wishes to withdraw shares from the Plan and specify the whole number of shares to be withdrawn. For information concerning the ability of a participant to receive cash in lieu of shares from the Plan, see responses to Questions 33 and 35 below.

     28. When may a participant withdraw shares from the Plan?

     A participant may withdraw whole shares of Common Stock from the Plan at any time. However, any notice of withdrawal received by the Administrator on or after a dividend record date will not be effective until after the dividends have been paid and reinvested and the additional shares credited to the participant's account under the Plan.

     29. How soon after notice of withdrawal of shares is given will the participant receive certificates for shares?

     Within ten business days after the later to occur of (a) receipt of notice of withdrawal and (b) reinvestment of dividends as to participants whose notice of withdrawal is received on or after a dividend record date, certificates for whole shares of the withdrawn Common Stock will be issued. Fractional shares will be liquidated (paid in cash) upon termination of participation. (See responses to Questions 24 and 25.) In no case will certificates for fractional shares be issued.

     30. May a participant who withdraws shares from the Plan continue to participate in the Plan?

     Yes. Shares of Common Stock withdrawn from the Plan and registered in the participant's name will continue to participate in the Plan if the participant has so instructed the Administrator pursuant to a Shareholder Authorization Form and has not terminated participation in the manner described above in the answer to Question 24; otherwise such shares will no longer participate in the Plan. Shares of Common Stock not withdrawn from the Plan will continue to participate in the Plan until withdrawn or until participation in the Plan shall have been terminated.

     31. May a participant who requests the withdrawal of shares under the Plan have the withdrawn shares issued in the name of another person?

     Yes. A participant who wishes to withdraw shares and have the stock certificates issued in the name of another person may do so by submitting a properly completed and executed stock power, with a medallion signature guarantee, and by complying with such other procedures as the Company or Administrator shall establish. The forms necessary to effect any such transfer may be obtained from the Administrator at the address noted above under Question
4. Otherwise, certificates for whole shares will be issued in the name under which a participant's account is maintained by the Plan.

SALE AND OTHER TRANSFER OF SHARES

     32. May a participant sell, pledge, encumber, or otherwise transfer shares of Common Stock credited to such participant's account under the Plan?

     Shares credited to a participant's account under the Plan or otherwise registered in the Trustee's name may not be pledged, encumbered, sold or otherwise transferred. A participant wishing to pledge, encumber or otherwise dispose of such shares must first have those shares registered in the participant's or another person's name by withdrawing the shares from the Plan. (See response to Question 31 above.)

     33. May a participant receive cash in lieu of shares of Common Stock upon termination of participation in the Plan or withdrawal of shares from the Plan?

     Yes. A participant may request the Administrator to sell such shares of Common Stock and to distribute to the participant the net cash proceeds from such sale in lieu of shares.

     34. If a participant requests a distribution of cash in lieu of certificates for shares, when will the Common Stock be sold?

     Generally, the Common Stock will be sold by a brokerage firm selected by the Administrator within the same period of time that would be required if shares rather than cash were to be distributed.

     35. What amount will be distributed to a participant who requests a distribution of cash in lieu of shares?

     A check representing the selling price of the shares, less the brokerage commission, less any withholding required under applicable tax laws and less a $10.00 service fee for the handling of each such request (which may be waived in the sole discretion of the President, Financial Vice President or Treasurer of the Company), will be sent to the participant at the end of the settlement period, which begins on the date the shares are sold and currently ends approximately five business days thereafter. On or about June 1995, the settlement period is expected to be shortened to approximately three business days after the date of sale of the shares.

     36. What happens if a participant sells or transfers all of the shares registered in the participant's name?

     If a participant sells or transfers all shares of Common Stock or Preferred Stock registered in the participant's name, the Administrator will reinvest any dividends on such shares which are payable to the participant as the registered owner on the record date. The Administrator will also continue to reinvest dividends on shares registered in the name of the Trustee and credited to the participant's account under the Plan until the participant (or transferee upon presentation of appropriate documentation required by the Administrator) either withdraws all such shares from the Plan or terminates participation in the Plan or otherwise instructs the Administrator.

VOTING OF SHARES IN THE PLAN; TENDER OFFERS

     37. How will a participant's shares of Common Stock be voted at meetings of shareholders of the Company?

     Each participant will be sent a notice of meeting and proxy statement and form of proxy for each meeting of shareholders of the Company. Each participant will vote directly the shares registered in such participant's name. The Trustee shall vote the shares it holds in the Plan for the participant in accordance with instructions of the participant given on a proxy form duly signed and returned by the participant. If no such instructions are given, the Trustee shall be deemed instructed to vote the shares of Common Stock it holds in the Plan for a participant who has shares registered in such participant's name in the same way that said participant votes the shares of Common Stock registered in the participant's name. In the absence of any of these types of instructions, the Trustee will vote the shares registered in its name in the same proportion on each issue as it votes those shares as to which it has received any of these types of instructions from participants.

     38. What arrangements will be made in the event of a tender offer for shares of Common Stock held in the Plan?

     The Company or the Trustee will notify each participant of the commencement of any tender offer for securities which includes the Company's Common Stock held in participants' accounts. The Company, after consulting with the Trustee, will provide a means by which participants may direct the Trustee whether or not to tender the Company's Common Stock credited to their accounts.

STOCK DIVIDENDS AND STOCK SPLITS

     39. What happens to participants' accounts if the Company issues a stock dividend or declares a stock split?

     Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan will be added to the participant's account.

ADJUSTMENT OF NUMBER AND KIND OF REGISTERED SECURITIES

     40. Under what circumstances may the Company adjust the number and/or kind of registered securities?

     The Company may, upon certain triggering events and without further notice to participants, make appropriate and proportionate adjustments to the number and/or kind of shares of the Company's Common Stock or other securities issuable under the Plan which are registered with the Commission. Such triggering events include a decrease in the number of outstanding shares of the Company's Common Stock or an exchange of such shares for a different number or kind of shares or other securities, or a distribution of additional shares or new or different shares or other securities with respect to the Company's Common Stock or other securities. Such decrease, exchange or distribution may occur through merger, consolidation, sale of property, recapitalization, stock dividend, stock split, reverse stock split or other distribution. Any adjustment made by the Company as described above will be subject to the requirements of federal and state securities laws and regulations.

INTERPRETATION, MODIFICATION, SUSPENSION OR TERMINATION OF THE PLAN

     41. To what extent may the Plan be modified, suspended or terminated by the Company?

     The Company reserves the right to suspend, modify or terminate, or make additions to, the Plan at any time, and the Treasurer of the Company may interpret the Plan and make additions thereto which are not inconsistent with its provisions. All participants will receive notice of any such suspension, modification, or termination. Upon termination of the Plan by the Company, certificates for whole shares credited to a participant's account under the Plan will be issued and cash payments will be made in the same manner as if each participant had terminated participation in the Plan.

LIMITATION OF LIABILITY

     42. What are the limitations on the liability of the Company, Administrator and Trustee for their acts or omissions under the Plan?

     Neither the Company nor the Administrator nor the Trustee nor any of their respective officers, directors, representatives, employees or agents shall be liable for any damages resulting from any act or omission in connection with the Plan in the absence of bad faith or gross negligence, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the price or timing at which shares are purchased for participants' accounts or fluctuations in market value of shares.

     PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY, THE ADMINISTRATOR NOR THE TRUSTEE CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST A LOSS ON SHARES PURCHASED FOR THEIR ACCOUNT UNDER THE PLAN.

                     RESTRICTIONS ON RESALE OF COMMON STOCK

     This Prospectus may not be used for reoffers or resales of the Common Stock acquired under the Plan by "affiliates" of the Company. An affiliate is defined by Rule 405 of the Commission promulgated under the Securities Act of 1933 (the "Securities Act") to be a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. "Control" for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company. Officer or director status does not automatically cause an employee to be an affiliate. Generally, affiliates may not offer or sell Common Stock unless such offers and sales are made pursuant to an effective Registration Statement under the Securities Act or pursuant to an exemption therefrom. In addition, affiliates may sell the Common Stock without registration under the Securities Act pursuant to Rule 144 of the Commission, provided that all of the terms and conditions of Rule 144 are met.

     Section 16 of the Exchange Act contains provisions, among other things, to the effect that any person who is an officer or director of the Company or a beneficial owner of more than 10% of any equity security of the Company registered under the Exchange Act (such as the Common Stock) may be liable to the Company for profit realized from any purchase and sale (or any sale and purchase) of any equity security of the Company within a period of less than six months, irrespective of the intention on the part of such person in entering the transaction.

     Prior to the acquisition or disposition of any equity security of the Company, individuals who are officers, directors or beneficial owners of a substantial amount of the Company's Common Stock should consult with counsel as to their status as affiliates of the Company and as to the applicability of
Section 16 of the Exchange Act.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a brief summary, under the Internal Revenue Code of 1986, as amended (the "Code"), of certain applicable federal income tax aspects of participating in the Plan. SINCE INDIVIDUAL TAX SITUATIONS MAY VARY, AND SINCE PROVISIONS OF THE CODE MAY BE MODIFIED BY SUBSEQUENT AMENDMENTS, PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE ON THE FEDERAL TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE PLAN. IN ADDITION, THERE MAY BE FOREIGN, STATE AND LOCAL LAWS APPLICABLE TO PARTICIPATION IN THE PLAN.

     In general, Plan participants have the same federal income tax obligations with respect to dividends as other holders of shares of Common Stock or Preferred Stock. Accordingly, shareholders who participate in the Plan by reinvesting their dividends will be treated for federal income tax purposes as having received, on the dividend payment date, a taxable distribution equal to the full amount of the reinvested dividends. In the case of corporate shareholders, subject to certain limitations contained in Sections 246 and 246A of the Code, dividend income received may be eligible, under currently effective law, for a dividends-received deduction of 70% (or 80% in the case of a corporate shareholder which owns 20% or more (by vote and value) of the stock of the corporation paying the dividend). No corresponding deduction exists for individual shareholders.

     In addition, to the extent shares are purchased on the open market with optional cash payments or reinvested dividends, Internal Revenue Service rulings indicate that a participant will be deemed to have received a dividend distribution on the date of such purchase in the amount of the participant's pro rata share of the brokerage commissions incurred in connection with the purchase and paid by the Company. To the extent the shares are purchased directly from the Company, the participant will not realize any taxable income or loss upon such purchase.

     The tax basis of shares of Common Stock that are purchased with reinvested dividends will be equal to the sum of (i) the amount of the reinvested dividends, and (ii) the amount of any brokerage commissions paid by the Company and taxed as a dividend to the participant. The tax basis of shares purchased with optional cash payments will be equal to the sum of (i) the amount of the optional cash payments, and (ii) the amount of any brokerage commissions paid by the Company and taxed as a dividend to the participant.

     A participant's holding period for shares purchased from the Company with optional cash payments or reinvested dividends on Preferred Stock will begin on the day following the date of purchase of the shares. A participant's holding period for shares purchased from the Company with reinvested dividends on Common Stock will begin on the day following the date of distribution of the dividends. In the event shares are purchased on the open market with optional cash payments or reinvested dividends, the holding period for shares purchased on the open market during the applicable Investment Period will begin no later than the day after the date such shares are credited to participants' accounts. Statements sent to participants will indicate the date shares are credited to their accounts.

     A participant will not realize any taxable income upon receipt of certificates for whole shares credited to such participant's account upon withdrawal from or termination of the Plan. However, upon withdrawal from or termination of the Plan or participation in the Plan, a participant who receives a cash adjustment, either for a fraction of a share credited to such participant's account or for cash payments in lieu of shares, may realize gain or loss with respect to such cash payment.

     Any gain or loss on the sale of shares of Common Stock generally will be treated as a long-term capital gain or loss if the shares have been held by the participant as a capital asset and the holding period for such shares is more than twelve (12) months. Under currently effective law, the maximum tax rate imposed on individuals receiving long-term capital gains is 28 percent (as opposed to 31 percent for ordinary income). For corporate participants, no difference currently exists in the long-term capital gains and ordinary income tax rates. Additionally, characterization of income as long-term capital gain remains significant for individual taxpayers because this type of income can be offset by capital losses. The maximum amount of ordinary income which can be offset by capital losses in any year is currently $3,000 for individual taxpayers. There is currently no such offset against ordinary income available for corporations.

     In the case of participants whose dividends are subject to tax withholding, such as United States income tax withholding on foreign shareholders or 31% backup withholding, the amount of such tax withholding is deducted from the dividends and the balance is reinvested. Statements of account for those participants indicate the amount withheld.

                                USE OF PROCEEDS

     It is anticipated that the Common Stock offered hereby will be sold by the Company over a period of approximately three years from the date hereof, but the Company does not know precisely the number of shares that will ultimately be sold under the Plan or the prices at which shares will be sold. The net proceeds from the direct sale by the Company to the Plan of authorized but unissued shares of Common Stock will broaden and strengthen the equity base of the Company and are expected to be used primarily to help finance the capital expenditure and growth programs of its subsidiaries and for working capital and general corporate purposes, including the reduction or deferral of short-term borrowings that might otherwise be required.

                              PLAN OF DISTRIBUTION

     The Company may from time to time inform holders of Common Stock and Preferred Stock, owners of Common Stock and/or Preferred Stock whose shares are registered in a name other than their own (e.g. a broker or bank nominee) and Hawaii residents about the Plan by direct mailings of the prospectus or other information concerning the Plan (including brochures with return cards requesting the prospectus), and by the use of countertop displays at the Hawaii offices of the Company's subsidiaries. Direct mailings of information concerning the Plan may also be included with billings or other statements from subsidiaries of the Company to their customers in Hawaii. For a discussion of the procedure by which Hawaii residents and holders of Common Stock and Preferred Stock may enroll in the plan, see "Description of the Plan -- Participation in the Plan" (See responses to Questions 6-9). Shares of Common Stock purchased under the Plan, unless withdrawn, are registered in the name of an independent trustee. See "Description of the Plan -- Administration of the Plan" (response to Question 5), "Description of the Plan -- Registration of Shares" (response to Question 22) and "Description of the Plan -- Withdrawal of Shares from the Plan" (responses to Questions 27-31).

                            VALIDITY OF COMMON STOCK

     Counsel for the Company, Goodsill Anderson Quinn & Stifel, Honolulu, Hawaii, has rendered an opinion (filed as an Exhibit to the Registration Statement of which this Prospectus is a part) to the effect that the Common Stock offered hereby, when purchased by the Plan in the manner described in this Prospectus, will be duly and validly issued, fully paid and nonassessable.

                                    EXPERTS

     The consolidated financial statements and schedules of HEI and its subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, which financial statements and schedules have been incorporated by reference and included, respectively, in HEI's Annual Report on Form 10-K for the year ended December 31, 1993, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

- ------------------------------------------------------        ------------------------------------------------------
- ------------------------------------------------------        ------------------------------------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Cover Page of Prospectus.........................   1
Available Information............................   2
Incorporation of Certain Documents by
  Reference......................................   2
The Company......................................   3
Description of the Plan..........................   4
  Purpose of the Plan............................   4
  Certain Features of the Plan...................   4
  Administration of the Plan.....................   5
  Participation in the Plan......................   5         (LOGO)
  Fees and Charges...............................   6         HAWAIIAN ELECTRIC INDUSTRIES, INC.
  Purchases under the Plan.......................   7
  Dividend Reinvestment..........................   9
  Optional Cash Payments.........................   9
  Account Records and Reports to Participants....  10
  Registration of Shares.........................  10
  Safekeeping of Shares..........................  10
  Termination of Participation in the Plan.......  11
  Withdrawal of Shares from the Plan.............  11
  Sale and Other Transfer of Shares..............  12
  Voting of Shares in the Plan; Tender Offers....  13
  Stock Dividends and Stock Splits...............  14
  Adjustment of Number and Kind of Registered
    Securities...................................  14
  Interpretation, Modification, Suspension or
    Termination of the Plan......................  14
  Limitation of Liability........................  15
Restrictions on Resale of Common Stock...........  15
Federal Income Tax Considerations................  16
Use of Proceeds..................................  17
Plan of Distribution.............................  18                       DIVIDEND REINVESTMENT
Validity of Common Stock.........................  18                      AND STOCK PURCHASE PLAN
Experts..........................................  18

               ------------------------

   NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT
THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF. NO PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS
PROSPECTUS AND IN OTHER DOCUMENTS RELATING TO THE PLAN
DELIVERED TO ELIGIBLE PARTIES AND FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH                        DECEMBER   , 1994
THIS OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, THE SECURITIES TO
WHICH THIS PROSPECTUS RELATES IN ANY STATE TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION IN SUCH STATE.

- ------------------------------------------------------        ------------------------------------------------------
- ------------------------------------------------------        ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND REGISTRATION*

            Securities and Exchange Commission Registration Fee.......  $26,401
            Printing expenses.........................................    7,000
            Legal fees and expenses...................................   25,000
            Accounting fees and expenses..............................    5,000
            Blue Sky fees and expenses................................    4,000
            Other.....................................................    2,599
                                                                        -------
                      Total...........................................  $70,000
                                                                        =======

- ---------------

* All amounts other than SEC registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Restated Articles of Incorporation of HEI provide that HEI will indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party or is threatened to be made a party by reason of being or having been a director, officer, employee or agent of HEI, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of HEI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to an action brought by or in the right of HEI in which such person is adjudged to be liable for negligence or misconduct in performance of that person's duty to HEI, indemnification may be made under the Restated Articles of Incorporation only to the extent deemed fair and reasonable in view of all the circumstances of the case by the court in which the action was brought or any other having jurisdiction. The indemnification provisions in the Restated Articles of Incorporation were authorized at the time of their adoption by the applicable provisions of the Hawaii Revised Statutes, and substantially similar authorizing provisions are currently set forth in Section 415-5 of the Hawaii Revised Statutes.

     At HEI's annual meeting of stockholders held on April 18, 1989, the stockholders adopted a proposal authorizing HEI to enter into written indemnity agreements with its officers and directors. Pursuant to such authority, HEI has entered into agreements of indemnity with certain of its officers and directors. The agreements provide for mandatory indemnification of officers and directors to the fullest extent authorized or permitted by law, which could among other things protect officers and directors from certain liabilities under the Securities Act of 1933. Indemnification under the agreements may be provided without a prior determination that an officer or director acted in good faith or in the best interests of the Company, and without prior court approval of indemnification of an officer or director adjudicated liable in a shareholder's derivative action. The agreements provide for indemnification against expenses (including attorneys' fees), judgments, fines and settlement amounts in connection with any action by or in the right of the Company.

     Under a directors' and officers' liability insurance policy, directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

     The exhibits designated by an asterisk (*) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.

         4(a)    Restated Articles of Incorporation of Hawaiian Electric Industries, Inc.
                 (previously filed as Exhibit 4(b) to Registration Statement on Form S-3
                 (Regis. No. 33-7895))
         4(b)    Articles of Amendment of Hawaiian Electric Industries, Inc. filed June 30,
                 1990 (previously filed as Exhibit 4(b) to Registration Statement on Form
                 S-3, Regis. No. 33-40813)
         4(c)    By-Laws of Hawaiian Electric Industries, Inc. (previously filed as Exhibit
                 4(c) to Registration Statement on Form S-8, Regis. No. 33-21761)
        *4(d)    Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase
                 Plan
        *5       Opinion of Goodsill Anderson Quinn & Stifel (including consent)
        *8       Opinion of Goodsill Anderson Quinn & Stifel re tax matters
        *23(a)   Consent of KPMG Peat Marwick LLP
        *23(b)   Consent of Goodsill Anderson Quinn & Stifel (included in Exhibit 5)
        *24      Power of Attorney

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on the 22nd day of November, 1994.

                                          HAWAIIAN ELECTRIC INDUSTRIES, INC.

                                          By       /s/ ROBERT F. MOUGEOT
                                             -----------------------------------
                                                     Robert F. Mougeot
                                                  Financial Vice President
                                                and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                 TITLE                      DATE
                   ---------                                 -----                      ----

               ROBERT F. CLARKE*                     President and Director        November 22, 1994
- ---------------------------------------------        (Chief Executive Officer)
               Robert F. Clarke*


               ROBERT F. MOUGEOT*                    Financial Vice President      November 22, 1994
- ---------------------------------------------         and Chief Financial
               Robert F. Mougeot                      Officer (Principal
                                                      Financial Officer)

               CURTIS Y. HARADA*                     Controller (Principal         November 22, 1994
- ---------------------------------------------         Accounting Officer)
               Curtis Y. Harada

               EDWIN L. CARTER*                      Director                      November 22, 1994
- ---------------------------------------------
                Edwin L. Carter

                JOHN D. FIELD*                       Director                      November 22, 1994
- ---------------------------------------------
                John D. Field

               RICHARD HENDERSON*                    Director                      November 22, 1994
- ---------------------------------------------
               Richard Henderson

                 BEN F. KAITO                        Director                      November 22, 1994
- ---------------------------------------------
                 Ben F. Kaito

                 VICTOR HAO LI*                      Director                      November 22, 1994
- ---------------------------------------------
                 Victor Hao Li

- ---------------------------------------------        Director
                 Bill D. Mills

                   SIGNATURE                            TITLE                     DATE
                   ---------                            -----                     ----

                                                      Director
- ----------------------------------------------
               A. Maurice Myers

                 RUTH M. ONO*                         Director              November 22, 1994
- ----------------------------------------------
                 Ruth M. Ono

               DIANE J. PLOTTS*                       Director              November 22, 1994
- ----------------------------------------------
               Diane J. Plotts

- ----------------------------------------------        Director
               Oswald K. Stender

- ----------------------------------------------        Director
               Kelvin H. Taketa

             JEFFREY N. WATANABE*                     Director              November 22, 1994
- ----------------------------------------------
             Jeffrey N. Watanabe

            HARWOOD D. WILLIAMSON*                    Director              November 22, 1994
- ----------------------------------------------
            Harwood D. Williamson

*By       /s/  ROBERT F. MOUGEOT
   -------------------------------------------
               Robert F. Mougeot
   For himself and as Attorney-In-Fact for the
     above mentioned officers and directors

                                 EXHIBIT INDEX

     The exhibits designated by an asterisk (*) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.

EXHIBIT
NUMBER                                        DESCRIPTION
- -------                                       -----------
 4(a)       Restated Articles of Incorporation of Hawaiian Electric Industries, Inc.
            (previously filed as Exhibit 4(b) to Registration Statement on Form S-3 (Regis.
            No. 33-7895))
 4(b)       Articles of Amendment of Hawaiian Electric Industries, Inc. filed June 30, 1990
            (previously filed as Exhibit 4(b) to Registration Statement on Form S-3, Regis.
            No. 33-40813)
 4(c)       By-Laws of Hawaiian Electric Industries, Inc. (previously filed as Exhibit 4(c)
            to Registration Statement on Form S-8, Regis. No. 33-21761)
*4(d)       Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan
*5          Opinion of Goodsill Anderson Quinn & Stifel (including consent)
*8          Opinion of Goodsill Anderson Quinn & Stifel re tax matters
*23(a)      Consent of KPMG Peat Marwick LLP
*23(b)      Consent of Goodsill Anderson Quinn & Stifel (included in Exhibit 5)
*24         Power of Attorney